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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-5891

                                MHI Group, Inc.
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            (Exact name of registrant as specified in its charter)

                            3100 Capital Circle, NE
                             Tallahassee, Florida
                                (904) 385-8883
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.40 per share
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)      [_]
        Rule 12g-4(a)(1)(ii)     [_]            Rule 12h-3(b)(1)(ii)     [_]
        Rule 12g-4(a)(2)(i)      [_]            Rule 12h-3(b)(2)(i)      [_]
        Rule 12g-4(a)(2)(ii)     [_]            Rule 12h-3(b)(2)(ii)     [_]
                                                Rule 15d-6               [_]

      The number of holders of record of Common Stock as of the certification or notice date: One
                   ---

      Pursuant to the requirements of the Securities Exchange Act of 1934, MHI Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 20, 1995                  By: /s/ A.M. Bruce Watson
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                                                 A.M. Bruce Watson
                                                 Secretary